Exhibit 10.13

Carbylan Therapeutics, Inc.

Summary of Compensation Arrangement for Samuel Lynch

On March 5, 2013, in connection with Samuel Lynch’s appointment to the Board of Directors (the “Board”) of Carbylan Therapeutics, Inc. (the “Company”) and as Executive Chairman of the Board, the Board approved (1) cash compensation to Mr. Lynch in the amount of $50,000 per annum, provided that he attends at least 85% of the Board meetings during such year, and (2) a non-qualified option to purchase 829,460 shares of the Company’s common stock, 1/48 of which would vest and become exercisable monthly following March 1, 2013, provided that Mr. Lynch continues to serve as Executive Chairman of the Board or provide services at the request of the Company. The option will vest in full upon a change in control of the Company, as defined in his option award agreement.

On May 30, 2013, in connection with Mr. Lynch’s services as a consultant and interim Chief Executive Officer and Chief Financial Officer of the Company, the Board approved additional cash compensation to Mr. Lynch in the amount of $110,000 per annum, effective from April 11, 2013 until June 30, 2013.